UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3104696100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 7, 2013, Griffin Capital Corporation, the sponsor of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), issued a press release disclosing the acquisition of the Verizon property (described below in Item 8.01). A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01	Other Events

Acquisition of Verizon Property

On October 3, 2013, the Registrant acquired a six level office facility consisting of approximately 210,500 rentable square feet located in Warren, New Jersey (the “Verizon property”). The Verizon property is leased (the “Verizon lease”) entirely to Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”). The purchase price for the Verizon property was $40.0 million, plus closing costs. The purchase price was partially funded with the Facility Draw (as described below). The remaining purchase price and acquisition fees and expenses earned by and paid to the Registrant’s advisor were funded with proceeds from the Registrant’s public offering.

The Registrant’s advisor earned and was paid approximately $1,000,000 in acquisition fees, plus reimbursement of approximately $200,000 in acquisition expenses in connection with the acquisition of the Verizon property.

Verizon Wireless, the tenant of the Verizon property, is a joint venture between Verizon Communication and Vodafone Group and is the nation’s leading provider of wireless communications in terms of subscribers, network coverage, revenues and operating income. Verizon Wireless’ business lines include Verizon Business, which delivers innovative and seamless business solutions to customers around the world and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services.

The Verizon lease is a full service gross lease with a remaining term of over seven years upon the Registrant’s acquisition, expiring in December 2020. The current approximate annual base rent is $5,579,000. Under the Verizon lease, Verizon Wireless has the right to renew the Verizon lease for two five-year extension terms at 95% of the then-prevailing market rental rate.

The implied initial capitalization rate for the Verizon property is approximately 8.78%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

Griffin Capital Essential Asset REIT Property Management, LLC will be responsible for managing the Verizon property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Verizon property. Griffin Capital Essential Asset REIT Property

Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.

The acquisition of the Verizon property brings the Registrant’s total portfolio to 22 office and industrial distribution properties in 12 states totaling approximately 4.7 million rentable square feet and aggregate purchase price of approximately $608.7 million.

Draw on KeyBank Credit Facility

In connection with the acquisition of the Verizon property, the Registrant’s operating partnership, Griffin Capital Essential Asset Operating Partnership, L.P. (the “Operating Partnership”), made a draw of $24.0 million (the “Facility Draw”), under the $400.0 million credit facility with KeyBank National Association (“KeyBank”) and other syndication partners under which $215.0 million has been committed (the “KeyBank Credit Facility”). The Facility Draw will bear interest at a rate of approximately 2.44%. The total amount drawn pursuant to the KeyBank Credit Facility is now approximately $195.7 million. Pursuant to a joinder agreement by a special purpose entity wholly-owned by the Operating Partnership (the “Property SPE”), in favor of KeyBank as administrative agent, the Verizon property now serves as additional collateral under the KeyBank Credit Facility, which security is evidenced by a mortgage on the Verizon property, and the Property SPE now serves as an additional borrower.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit.

99.1	Griffin Capital Essential Asset REIT, Inc. Press Release dated October 7, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: October 7, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer